77C Matters submitted to a vote for Putnam Florida Tax Exempt
Income Fund semiannual shareholder report as of November 30,
2004

Results of November 11, 2004 shareholder meeting
(Unaudited)

A special meeting of shareholders of the fund was held on November 11, 2004.

At the meeting, each of the nominees for Trustees was elected, as follows:

		     		Votes			Votes
	 			for	    		withheld
Jameson A. Baxter		13,641,811		488,593
Charles B. Curtis		13,646,937		483,467
Myra R. Drucker			13,643,211		487,193
Charles E. Haldeman, Jr.	13,660,323		470,081
John A. Hill			13,657,085		473,319
Ronald J. Jackson		13,642,856		487,548
Paul L. Joskow			13,640,177		490,227
Elizabeth T. Kennan		13,551,610		578,794
John H. Mullin, III		13,630,094		500,310
Robert E. Patterson		13,637,741		492,663
George Putnam, III		13,655,734		474,670
A.J.C. Smith			13,568,486		561,918
W. Thomas Stephens		13,642,856		487,548
Richard B. Worley		13,650,073		480,331

A proposal to amend the funds fundamental investment restriction with respect to borrowing to allow the fund the investment flexibility permitted by the Investment Company Act was approved as follows:

				Votes		Votes
				for	     	against     	Abstentions
				9,779,046	859,296		3,492,062

A proposal to amend to the funds fundamental investment restriction with respect to making loans to enhance the funds ability to participate in an interfund borrowing and lending program was approved as follows:

	     			Votes		Votes
				for		against		Abstentions
				9,816,939	818,093		3,495,372

A proposal to amend to the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:

   	  			Votes		Votes
				for		against		Abstentions
				9,906,962	713,716		3,509,726

A proposal to amend the funds Agreement and Declaration of Trust to permit the fund to satisfy redemption requests other than in cash was adjourned.*

* Since sufficient votes in favor of this proposal were not received as of November 11, 2004, the shareholder meeting with respect to this proposal has been adjourned until no later than January 10, 2005 to permit further solicitation in the Trustees discretion.

All tabulations are rounded to the nearest whole number.